EXHIBIT 99.1

HEICO Corporation Board Elects Director

Mitchell I. Quain Joins Board

HOLLYWOOD, Fla. and MIAMI, Dec. 14, 2009 (GLOBE NEWSWIRE) -- HEICO Corporation (NYSE:HEI-A) and (NYSE:HEI) today announced that Mitchell I. Quain has been appointed to serve as a member of the Company's Board of Directors (the "Board") and a member of the Board's Finance/Audit Committee.

Mr. Quain is a Managing Director of ACI Capital, LLC, a private equity firm, and Chairman of the Board of Directors of MagneTek, Inc. (NYSE:MAG), a manufacturer of digital power and motion control systems. Mr. Quain also serves on the board of directors of Hardinge, Inc. (Nasdaq:HDNG) and Titan International, Inc. (NYSE:TWI)

Mr. Quain started his career on Wall Street as a securities analyst covering industrial manufacturing companies at Wertheim & Company, where he was later named Partner. Following Wertheim's acquisition by Schroders PLC, Mr. Quain joined Furman Selz as Executive Vice President and a member of the board of directors. Furman Selz was later acquired by ABN AMRO, where Mr. Quain became Vice Chairman, Investment Banking.

Mr. Quain was named by Institutional Investor magazine to their All American research team for 15 years until he retired from "research" in 1995. He left investment banking in 2001 to focus on his private equity and public company board endeavors. He also served as Chairman of the Board of Register.com and as a member of the board of DeCrane Aircraft Holdings, Inc., both of which were then publicly held.

Mr. Quain received his BS in electrical engineering from the University of Pennsylvania, where he served on the Board of Trustees for 10 years and is Chairman Emeritus of the School of Engineering and Applied Sciences. He received his MBA from Harvard University Business School.

Mr. Quain's addition to the Board increases its size to 10 members from 9 immediately prior to his appointment. He has no affiliation with the Company and is considered an "independent" or "outside" director under applicable law and New York Stock Exchange rules. Mr. Quain's addition brings the number of HEICO's "independent" or "outside" directors to 7.

Laurans A. Mendelson, HEICO's Chairman and Chief Executive Officer, remarked, "In addition to bringing Wall Street experience to our Board, Mitch Quain deepens our business, industrial manufacturing and corporate governance expertise. We welcome him to our Board."

Mr. Quain stated, "I am pleased to join the Board of this successful and highly regarded company as it continues to grow."

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590